November 14, 2014

DELIVERY

B2Gold Corp.
Suite 3100, 595 Burrard Street
Three Bentall Centre
Vancouver, British Columbia
V7X 1J1

Dear Sirs and Mesdames:

B2Gold Corp. – Registration Statement on Form S-8

We are Canadian counsel to B2Gold Corp. (the “Company”). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register the offer and sale of up to 29,961,028 common shares of the Company (the “Plan Shares”) pursuant to the following:

(a)	exercise of stock options (“Options”) granted under the Company’s Incentive Stock Option Plan (Amended and Restated) (the “Option Plan”); and

(b)	the redemption of restricted share units (“RSUs”) governed by the Company’s Restricted Share Unit Plan (Amended) (the “RSU Plan”),

each plan having been approved by the board of directors of the Company (the “Board”) on May 14, 2014 and by the shareholders of the Company on June 12, 2014.

For the purposes of this opinion we have examined:

(a)

copies of the applicable resolutions of the Board reserving and allotting common shares for issue on exercise of Options issued under the Option Plan and redemption of RSU’s issued under the RSU Plan, and on exercise of Options and redemption of RSU’s to be issued under the Option Plan and RSU Plan in the future, and we assume that such resolutions remain in full force and effect; and

(b)	a copy of the Option Plan and RSU Plan.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based on such laws in effect on the date hereof.

As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Option Plan or the RSU Plan will be duly authorized by the Company and will comply with all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares will, upon:

(a)

the grant of one or more Options under the Option Plan, the allotment for issuance of Plan Shares under such Options, and the fixing of the exercise price for such Plan Shares in accordance with the Option Plan, by the Board and the receipt by the Company of payment in full for each such Plan Share to be issued and the issuance of such Plan Share in accordance with the terms thereof; and

(b)

the grant of one or more RSU’s under the RSU Plan, the allotment for issuance of Plan Shares pursuant to such RSU’s, by the Board, or an authorized committee thereof, and the issuance of such Plan Shares in accordance with the terms of the RSU Plan;

be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered solely for the benefit of the addressee and not for the benefit of any other person. The opinion may not be quoted from, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours very truly,

/s/ LAWSON LUNDELL LLP